Plan and Agreement of Distribution


This plan and agreement, effective as of _____, 2001, is between AXP Partners Series, Inc. on behalf of its underlying series AXP Partners Fundamental Value Fund, AXP Partners Value Fund and AXP Partners Small Cap Value Fund (the "Funds") and American Express Financial Advisors Inc. (AEFA), the principal underwriter of the Funds, for distribution services to the Funds.

The plan and agreement has been approved by members of the Board of Directors (the "Board") of the Funds who are not interested persons of the Funds and have no direct or indirect financial interest in the operation of the plan or any related agreement, and all of the members of the Board, in person, at a meeting called for the purpose of voting on the plan and agreement.

The plan and agreement provides that:

1. The Funds will reimburse AEFA for expenses incurred in connection with the distribution of the Funds' shares and providing personal service to shareholders. These expenses include sales commissions; business, employee and financial advisor expenses charged to distribution of Class A and Class B shares; and overhead appropriately allocated to the sale of Class A and Class B shares.

2. A portion of the fee under the agreement will be used to compensate AEFA, financial advisors and other servicing agents for personal service to shareholders. Fees paid will be used to help shareholders thoughtfully consider their investment goals and objectively monitor how well the goals are being achieved. AEFA represents that it will continue to provide the same level of service as was provided under the previous shareholder service agreement.

3. AEFA agrees to monitor the services it provides, to measure the level and quality of services and to provide training and support to financial advisors and servicing agents. AEFA will use its best efforts to assure that other distributors provide comparable services to shareholders.

4. For Class A shares, the fee under this agreement will be equal on an annual basis to 0.25% of the average daily net assets of the Fund attributable to Class A shares. The amount so determined shall be paid to AEFA in cash within five (5) business days after the last day of each month.

5. For Class B shares, the fee under this agreement will be equal on an annual basis to 1.00% of the average daily net assets of the Fund attributable to Class B shares. Of that amount, 0.75% shall be reimbursed for distribution expenses. The additional 0.25% shall be paid to AEFA to compensate AEFA, financial advisors and servicing agents for personal service to shareholders and maintenance of shareholder accounts. The amount so determined shall be paid to AEFA in cash within five (5) business days after the last day of each month.

6. For each purchase of Class B shares, the Class B shares will be converted to Class A shares in the ninth year of ownership.

7. The Fund understands that if a shareholder redeems Class B shares before they are converted to Class A shares, AEFA will impose a sales charge directly on the redemption proceeds to cover those expenses it has previously incurred on the sale of those shares.

8. AEFA agrees to provide at least quarterly an analysis of expenses under this agreement and to meet with representatives of the Funds as reasonably requested to provide additional information.

9. The plan and agreement shall continue in effect for a period of more than one year provided it is reapproved at least annually in the same manner in which it was initially approved.

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10.    The plan and  agreement  may not be amended to  increase  materially  the amount that may be paid by the Funds without the approval of a least a majority of the outstanding shares of the relevant class. Any other amendment must be approved in the manner in which the plan and agreement was initially approved.

11. This agreement may be terminated as to Class A or Class B at any time without payment of any penalty by a vote of a majority of the members of the Board who are not interested persons of the Fund and have no financial interest in the operation of the plan and agreement, or by vote of a majority of the outstanding shares of the relevant class, or by AEFA. The plan and agreement will terminate automatically in the event of its assignment as that term is defined in the Investment Company Act of 1940.


AXP PARTNERS SERIES, INC.
         AXP Partners Fundamental Value Fund
         AXP Partners Value Fund
         AXP Partners Small Cap Value Fund




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Leslie L. Ogg
Vice President


AMERICAN EXPRESS FINANCIAL ADVISORS INC.




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Pamela J. Moret
Senior Vice President